Exhibit 99(a)(1)(G)
GLAXOSMITHKLINE COMMENCES TENDER OFFER
TO ACQUIRE PRAECIS PHARMACEUTICALS
London, UK — 9 January, 2007 — GlaxoSmithKline plc (GSK) announced today that Pilgrim Acquisition Corporation, a wholly-owned subsidiary of GSK, is today commencing a cash tender offer to purchase all outstanding shares of common stock of PRAECIS PHARMACEUTICALS INCORPORATED (Nasdaq: PRCS), including the associated preferred stock purchase rights, for $5.00 in cash without interest and less any required withholding taxes. The tender offer is being made pursuant to a previously announced merger agreement dated December 20, 2006 among PRAECIS, Pilgrim Acquisition Corporation, and SmithKline Beecham Corporation, a wholly-owned subsidiary of GSK.
The PRAECIS board of directors has unanimously determined that the merger agreement, the tender offer and the merger are advisable, fair to, and in the best interests of, PRAECIS and the PRAECIS stockholders and unanimously recommends that PRAECIS stockholders tender their shares in the offer.
The tender offer will expire at 12:00 midnight on Tuesday, February 6, 2007, unless extended in accordance with the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission (SEC). The offer is subject to customary conditions, including the acquisition by GSK of a majority of the outstanding shares of PRAECIS common stock on a fully diluted basis.
GSK today will file with the SEC a tender offer statement on Schedule TO setting forth in detail the terms of the tender offer. PRAECIS today will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of PRAECIS’ board of directors that PRAECIS stockholders accept the tender offer and tender their shares pursuant to the tender offer. Questions and requests for assistance may be directed to the Information Agent for the offer, Proxy Advisory Group, LLC, at (212) 605-0510 or (800) 440-7435 (toll free).
About GlaxoSmithKline plc
GlaxoSmithKline plc — one of the world’s leading research-based pharmaceutical and healthcare companies — is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For company information including a copy of this announcement and details of the company’s updated product development pipeline, visit GSK at www.gsk.com.
About PRAECIS
PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on utilizing its proprietary technologies for the discovery and development of novel compounds that have the potential to address unmet medical needs or improve existing therapies. PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development, and a research and development program aimed at identifying one or more selective S1P-1 agonist compounds to advance into clinical testing.
Cautionary statement regarding forward-looking statements
Under the safe harbour provisions of the US Private Securities Litigation Reform Act of 1995, investors are cautioned that any forward-looking statements or projections made by GSK, including those made in this press release, are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected or anticipated. These statements are based on GSK’s current expectations and beliefs. Actual results or events could differ materially from the results or anticipated events implied by these statements. Factors that may cause or contribute to such differences include the risk that the conditions to the closing of the tender offer or the merger set forth in the merger agreement will not be satisfied; changes in both companies’ businesses during the period between now and the closing; obtaining regulatory approvals if required for the transaction; the successful integration of PRAECIS into GSK’s business subsequent to the closing of the acquisition; the ability to retain key management and technical personnel of PRAECIS; and other factors described in GSK’s Annual Report 2005 under ‘Risk Factors’ in the ‘Operating and Financial Review and Prospects’. GSK is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of PRAECIS. GSK and Pilgrim Acquisition Corporation are filing with the SEC a tender offer statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and PRAECIS is filing with the SEC a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer. GSK, Pilgrim Acquisition Corporation and PRAECIS are mailing these documents to the stockholders of PRAECIS. These documents contain important information about the tender offer and stockholders of PRAECIS are urged to read them carefully. Stockholders of PRAECIS will be able to obtain a free copy of these documents (when they become available) and other documents filed by PRAECIS or GSK with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from GSK by contacting GSK at One Franklin Plaza (FP 2355), 200 N. 16th Street, Philadelphia, Pennsylvania 19102, attention: Corporate Legal, or from PRAECIS by contacting PRAECIS at 830 Winter Street, Waltham, Massachusetts 02451, attention: Investor Relations.
GSK Inquiries

US Media inquiries:	Nancy Pekarek	(215) 751 7709
	Mary Anne Rhyne	(919) 483 2839
	Patty Seif	(215) 751 7709

UK Media inquiries:	Phil Thomson	(020) 8047 5502
	Alice Hunt	(020) 8047 5502
	Gwenan White	(020) 8047 5502

US Analyst/ Investor inquiries:	Frank Murdolo	(215) 751 7002
	Tom Curry	(215) 751 5419

European Analyst/Investor inquiries:	Anita Kidgell	(020) 8047 5542
	Jen Hill	(020) 8047 5543
	David Mawdsley	(020) 8047 5564